Exhibit 10.1

February 11, 2025
Mr. Ram Ramanan
Via email ramananjgd@gmail.com

Re: Offer of Employment with Energy Recovery, Inc. as Chief Technical Officer

Dear Ram:
We are pleased to offer you a full-time position with Energy Recovery, Inc. (the “Company”), as Chief Technical Officer, reporting to David Moon, President and Chief Executive Officer, based in our headquarters in San Leandro, California, and subject to the following terms and conditions.
Start Date and Salary. Your start date will be March 3, 2025. In connection with your role, you will receive a bi-weekly salary of $13461.54 per pay period (annualized $350,000.00), less deductions authorized or required by law, which will be paid bi-weekly in accordance with the Company’s standard payroll procedures.
Annual Incentive Plan. You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) pursuant to which you may receive up to 60% of your base salary as a bonus for achieving certain performance goals established by the Board of Directors each year. For 2025, your AIP payout, if any, will be prorated based on your start date with the Company.
Sign-on Equity Grants:
Stock Options: In connection with your employment, you will be granted an option to purchase $400,000 worth of the Company’s common stock under the Company’s 2020 Incentive Plan. The option will vest over a four (4) year period, with twenty-five percent (25%) of the option vesting on the one year anniversary of the grant date and 1/36th monthly thereafter. The grant date of the award will be approximately your start date with the Company and the exercise price per share will be equal to the closing price on NASDAQ of a share of the Company’s common stock on the grant day. The option award will in all cases be subject to the terms and conditions of the Company’s 2020 Incentive Plan, award agreement, and notice of grant.
Restricted Stock Units: As part of this offer you will be granted an equity award equal to approximately $400,000 of Restricted Stock Units (“RSUs”) under the Company's 2020 Incentive Plan. The RSUs will vest over a four (4) year period, with twenty-five percent (25%) of the RSUs under this award vesting and settled (i.e., paid or distributed to you) on each of the first four anniversaries of the vesting commencement date assuming you are employed on such anniversary date and have been in continuous service from the vesting commencement date. The vesting commencement date shall be set forth on the RSU award agreement and will generally be the 15th day of the month occurring on or after the first day of your employment. This equity award will in all cases be subject to the terms and conditions of the Company’s 2020 Incentive Plan, the RSU award agreement and the notice of grant.

Performance Restricted Stock Units: As part of this offer you will be granted an equity award equal to approximately $200,000 of Performance Restricted Stock Units (“PRSUs”) under the Company’s 2020 Incentive Plan. The PSUs will vest on December 31, 2027, provided you are employed on such date and have been in continuous service from vesting commencement date. The PSUs are subject to achievement goals set forth in the Performance Restricted Stock Unit Grant Notice & Performance Restricted Stock Unit Agreement. Actual payout may range from 0% - 200% of grant depending on company performance. This equity award will in all cases be subject to the terms and conditions of the Company’s 2020 Incentive Plan, the PRSU agreement and the notice of grant.
Long Term Incentive Plan. Subject to the approval and discretion of the Company’s Board of Directors or its Compensation Committee, each year you may be granted equity awards under the Company’s 2020 Incentive Plan. The awards will generally be in the form of options to purchase the Company’s common stock, restricted stock units (RSUs) and/or performance stock units (PSUs) or some combination thereof. The exercise price per share of an option award or the value of the RSUs and PSUs will be equal to the closing price on NASDAQ of a share of the Company’s common stock on the day the Committee approves your grant, and all awards will be subject to the terms and conditions of the 2020 Incentive Plan or such other Plan the Board and shareholders may approve and any award agreement.
Change of Control. In connection with your appointment, you will be named as a Participant in the Company’s Change in Control Plan (“CCP”), as amended.
Termination for Convenience. In connection with your appointment, you will be named as a Participant in the Company’s Severance Plan, as amended.
Stock Ownership Guidelines. In connection with your appointment, you will be subject to the Stock Ownership Guidelines as amended.
Benefits. As a full-time employee, you will be eligible to receive employee benefits including, paid-time-off under the company’s DTO “Discretionary Time Off” policy, medical, dental and vision insurance for you and your dependents; as well as long-term disability and life insurance. Your eligibility to participate in these programs will begin the first of the month following your date of hire. Please note that the benefits program may change from time to time at the Company’s discretion.
Employment Status. Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, compensation, benefits, as well as the Company’s personnel policies and procedures may change in the future, the “at will” nature of your employment may not be changed.
Please note that this offer is conditional upon your ability to present employment eligibility and properly complete the Form I-9 by the third work day after your date of hire as required by the Immigration Reform & Control Act of 1986. A copy of the form will be provided to you.

Background & Reference Checks. It is Energy Recovery, Inc. policy to conduct background, drug, and professional reference checks prior to employment. This offer is contingent upon acceptable results of both the basic background check (online Background Verification Request form sent separately) and professional reference checks . This offer is also contingent upon your successfully passing a pre-employment drug test in accordance with Energy Recovery Inc.’s Drug-Free Workplace Policy.
Please accept this offer of employment as of the start date set forth above by signing your name and setting forth the agreed start date below. Then return this letter to me by February 14, 2025. If your acceptance is not received by this date, we shall assume that you have declined the offer and it shall be null and void. Please call me if you have any questions regarding the information outlined herein.

Sincerely,

/s/ David Moon
David Moon
President and Chief Executive Officer

I hereby accept the foregoing offer of employment and acknowledge that no representations, offer, commitments, other than those contained herein, have been issued, given, or made to me whatsoever. I understand that this agreement does not constitute a guarantee of employment for a fixed period.

/s/ Ram Ramanan	February 13, 2025
Ram Ramanan	Date